EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 30, 2005, accompanying the consolidated financial statements and schedules included in the Annual Report of Prosoft Learning Corporation on Form 10-KSB for the year ended July 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of ProsoftTraining on Form S-3 (File Nos. 333-40982, 333-30336, 333-35249, 333-28993, 333-11247, 333-53000, 333-57764, 333-64196, 333-76984 and 333-119339) and on Form S-8 (File No. 333-19477, 333-67425, 333-51360, 333-53472 and 333-81310).

/s/ Hein & Associates LLP

Phoenix, Arizona
October 27, 2005